Exhibit 99.1

EQUITY INNS ANNOUNCES FIRST QUARTER 2007 RESULTS

*** Highlights ***

- Adjusted Funds From Operations Per Diluted Share Rises 12% to $0.38 -
- Adjusted EBITDA Grows 16% to $36.1 million -
- GOP Margin Increases 140 bps to 46.2% -
- Company Raises Guidance for Full Year 2007 -

GERMANTOWN, Tenn., May 7, 2007 -- Equity Inns, Inc. (NYSE: ENN), the third largest hotel real estate investment trust (REIT), today announced its results for the three months ended March 31, 2007.

Adjusted funds from operations (AFFO) for the three-months ended March 31, 2007 was $0.38 per diluted share, an increase of 12% as compared to the three-month period ended March 31, 2006. Adjusted EBITDA rose 16% to $36.1 million for the first quarter of 2007 as compared to $31.1 million for the first quarter of 2006. Net income applicable to common shareholders for the first quarter of 2007 was $5.6 million, or $0.10 per diluted share, as compared to a net loss of ($3.3) million, or ($0.06) per diluted share in the prior year. There was no difference between funds from operations (FFO) and AFFO for the first quarter of 2007.

Mr. Howard A. Silver, President and Chief Executive Officer, commented, “Equity Inns continues to generate strong growth in revenues, EBITDA and AFFO by garnering higher average daily rate (ADR) across our well-positioned portfolio. All of our geographic regions contributed to help our overall revenue per available room (RevPAR) growth, including our 25 Florida hotels, which had difficult comparisons given the strength of hurricane-related demand in 2006. We were especially pleased with the results of our renovated Gen 1 Residence Inns, which experienced RevPAR growth of almost 17% and our non-Florida Hampton Inns which experienced RevPAR growth of over 10%. We also believe we have significant growth potential in the coming years due to the conversion of our AmeriSuites to Hyatt Place hotels by the end of 2007.”

Financial Highlights for the First Quarter 2007:

Total hotel revenue increased 15% to $105.8 million for the first quarter of 2007 as compared to $92.1 million for the first quarter of 2006. Of the Company’s total hotel revenue increase of $13.7 million, $10.3 million was due to net incremental revenue from hotel acquisitions while $3.4 million was due to improved same-store results. The Company’s all comparable RevPAR growth for the first quarter of 2007 was 4.9%. This growth was driven by a 6.4% increase in ADR to $107.32, slightly offset by a 98 basis point decline in occupancy to 70.4%. As expected, the majority of the occupancy decline was in the Company’s Florida hotels. This excludes the negative impact of the repositioning of 18 AmeriSuites hotels owned by the Company which will be converted to Hyatt Place hotels on an ongoing basis throughout 2007. Management believes that excluding these hotels is a more accurate measure of the normalized performance of the Company’s hotel portfolio. During the first quarter of 2007, there was negligible AFFO impact from positioning these 18 hotels for conversion due to minimum income guarantees received from the Global Hyatt Corporation.

The Company’s ongoing ability to increase ADR due to the strong occupancy position of its hotels coupled with tight controls of hotel expenses resulted in a solid increase in profitability. The Company’s gross operating profit margin (GOP margin) increased 140 basis points to 46.2% in the first quarter of 2007 as compared to the first quarter of 2006, excluding the Company’s 18 AmeriSuites hotels. Including the AmeriSuites, the Company’s GOP margin improved 60 basis points to 45.5%.

Non-financial First Quarter of 2007 Highlights:

❖
During the quarter, the Company completed the purchase of three hotels with a total of 366 rooms and suites for a total of $30.5 million. The three hotels include a SpringHill Suites by Marriott, a Hilton Garden Inn hotel and a Courtyard by Marriott hotel.

Capital Structure:

At March 31, 2007, Equity Inns had $678.7 million of long-term debt outstanding. Total debt represented 46.2% of the historical cost of the Company’s hotels and represented approximately 39% of the Company’s total enterprise value at the end of the first quarter 2007. Equity Inns’ leverage ratio of 4.8 times at the end of the first quarter 2007 is near a five-year low for the Company. Fixed rate debt, together with variable rate debt hedged by an interest rate swap, amounted to approximately 92% of total debt. At March 31, 2007, the Company’s outstanding common stock and partnership units were a combined 55.9 million.

Dividend:

During the first quarter of 2007, the Company paid a cash dividend on its common stock of $0.25 per share. The $0.25 per share common dividend represents a 32% and a 9% increase over the prior year quarter and previous quarter, respectively. Equity Inns’ trailing twelve months’ cash available for distribution (CAD) payout ratio for the period ended March 31, 2007 was approximately 76%.

Mr. Silver concluded, “Our combination of strong financial performance and financial flexibility continues to provide us with the ability to execute on our strategy of driving earnings growth and providing value to our shareholders through a strong and secure dividend payout.”

2007 Guidance:

The statements below are the Company’s outlook or forecast for the Company’s business for the fiscal year ending December 31, 2007. Based upon the Company’s expectations for continued improvement of the U.S. economy, moderate hotel supply growth in its markets, further improvement in the upscale and mid-scale without food and beverage lodging sectors, recent acquisitions and divestitures, along with planned hotel renovations and other expenses, the Company is issuing the following revised guidance for the full year 2007:

•	Net Income Per Diluted Share: $0.35 to $0.42
•	FFO Per Diluted Share: $1.50 to $1.56
•	RevPAR Growth: 4.5% to 5.5% (5.5% to 6.5% without the AmeriSuites)
•	Adjusted EBITDA: $147 to $152 million

Equity Inns now expects that its 2007 results will contribute to full year FFO as follows: second quarter: 29%, third quarter: 28% and fourth quarter: 18%.

Additionally, capital expenditures for the full year 2007 are expected to be approximately $90 million to $100 million. Approximately $55 million to $65 million of the Company’s total capital expenditures represents the Company’s estimate for the conversion of its AmeriSuites hotels to Hyatt Place hotels. Global Hyatt Corporation will be performing the conversion for the Company pursuant to a project management agreement, and Equity Inns currently expects the conversion to be completed by the end of 2007. Given the Company’s minimum income guarantees from Hyatt, the majority of the displaced revenue from the AmeriSuites conversion is not expected to have a material impact to the Company’s 2007 FFO. Equity Inns currently expects the conversion to Hyatt Place hotels will negatively impact its FFO by approximately $0.01 per diluted share in 2007 as compared to 2006.

Conference Call:

The Company will host a conference call today, beginning at 4:30 p.m. Eastern time to discuss these results. The call will be hosted by Howard Silver, President and Chief Executive Officer, J. Mitchell Collins, Chief Financial Officer, and Richard Mitchell, Senior Vice President of Asset Management.

Interested investors and other parties may listen to the call by dialing (800) 811-8824 or (913) 981-4903 for international participants. A simultaneous webcast of the conference call is also available from the Company’s Web site at http://www.equityinns.com.

A replay of the conference call will be available from 7:30 p.m. Eastern time on May 7, 2007, until midnight Eastern time on May 14, 2007, by dialing (888) 203-1112 or (719) 457-0820 for international participants. The pass code is 4666798. The replay will also be available for seven days on the Company’s Web site.

Forward Looking Statements

Certain matters discussed in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws and involve risks and uncertainties. The words “may,” “plan,” “project,” “anticipate,” “believe,” “estimate,” “forecast, “expect,” “intend,” “will,” and similar terms are intended to identify forward-looking statements, which include, without limitation, statements concerning our outlook for the hotel industry, acquisition and disposition plans for our hotels and assumptions and forecasts of future results for fiscal year 2007. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause our actual financial condition, results of operations and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, risks associated with our debt financing, hotel operating risks and numerous other factors, may affect our future results and performance and achievements. These risks and uncertainties are described in greater detail in Item 1.A. of our 2006 Annual Report on Form 10-K filed on February 28, 2007, and our other periodic filings with the United States Securities and Exchange Commission (SEC). We undertake no obligation and do not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Notes to Financial Information

The Company operates as a self-managed and self-administered real estate investment trust, or REIT. Readers are encouraged to find further detail regarding Equity Inns’ organizational structure in its Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC.

Non-GAAP Financial Measures

Included in this press release are certain "non-GAAP financial measures," which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable SEC rules. These include: (i) Gross Operating Profit Margin, (ii) Funds From Operations, (iii) Adjusted Funds From Operations, (iv) Adjusted EBITDA, (v) Cash Available for Distribution (CAD), (vi) CAD Payout Ratio, (vii) Capitalization Rate (viii) Leverage Ratio, (ix) Total Shareholder Return and (x) Hotel Operating Statistics. The following discussion defines these terms, which the Company believes can be useful measures of its performance.

Gross Operating Profit Margin

The Company uses a measure common in the hotel industry, gross operating profit margin (GOP margin), to evaluate its operating results. GOP margin is defined as total hotel revenue minus hotel operating expenses before property taxes, insurance and management fees, divided by hotel revenues.

Funds from Operations

The National Association of Real Estate Investment Trusts, or NAREIT, defines funds from operations, or FFO, as net income (loss) applicable to common shareholders, excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not include the cost of capital improvements or any related capitalized interest.

Equity Inns uses FFO per diluted share as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be less informative. NAREIT adopted the definition of FFO in order to promote an industry-wide standard measure of REIT operating performance. Accordingly, as a member of NAREIT, Equity Inns adopted FFO as a measure to evaluate performance and facilitate comparisons between the Company and other REITs, although FFO and FFO per diluted share may not be comparable to those measures, or similarly titled measures, as reported by other companies. Additionally, FFO is used by management in the annual budget process.

Adjusted Funds From Operations

Equity Inns further adjusts FFO for losses on impairment of hotels, prepayment penalties on extinguishment of debt and other non-cash or unusual items. We refer to this as adjusted funds from operations, or AFFO. The Company’s computation of AFFO and AFFO per diluted share is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company. The Company uses AFFO because it believes that this measure provides investors a useful indicator of the operating performance of the Company’s hotels by adjusting for the effects of certain non-cash or non-recurring items arising from the Company's financing activities, impairment charges on hotels held for sale and other areas. In addition to being used by management in the annual budget process, AFFO per diluted share is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based executive compensation.

EBITDA and Adjusted EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization, or EBITDA, is a commonly used measure of performance in many industries, which the Company believes provides useful information to investors regarding its results of operations. The Company believes that EBITDA helps investors evaluate the ongoing operating performance of its properties and facilitates comparisons with other lodging REITs, hotel owners who are not REITs, and other capital-intensive companies. The Company uses EBITDA to provide a baseline when evaluating hotel results.

The Company also uses EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO and AFFO, it is also used by management in the annual budget process.

The Company further adjusts EBITDA to exclude preferred stock dividends, income or losses from discontinued operations, minority interests and losses on impairment of hotels because it believes that including such items in EBITDA is not consistent with reflecting the ongoing operating performance of the remaining assets.

The Company has historically adjusted EBITDA when evaluating its performance because management believes that the exclusion of certain non-cash and non-recurring items described above assists the Company in measuring the performance of its hotels and reflects the ongoing value of the Company as a whole. Therefore, the Company modifies EBITDA and refers to this measure as Adjusted EBITDA.

Cash available for distribution (CAD) and CAD Payout Ratio

Cash available for distribution (CAD) is defined as AFFO, adjusted for certain non-cash amortization and an allowance for recurring capital expenditures equal to four percent of total hotel revenue from continuing operations. The Company computes the CAD Payout Ratio by dividing common dividends per share and unit paid over the last twelve months by trailing twelve-month CAD per share for the same period. The Company believes the CAD Payout Ratio also helps improve equity holders' ability to understand the Company’s ability to make distributions to its shareholders.

Capitalization Rate

The Company uses a measure common in the hotel industry to discuss its underwriting of acquired or disposed hotel assets. Capitalization rate, for this discussion, is defined as the percentage derived by dividing the net operating income of the hotel asset(s), less a management fee and an allowance for recurring capital expenditures, by the purchase price paid or received for the hotel asset(s).

Leverage Ratio

The Company uses a measure common in the hotel industry to evaluate its financial leverage. Leverage ratio is defined as the Company’s long-term debt divided by EBITDA as defined in the financial covenants of its Line of Credit.

Total Shareholder Return

The Company uses a measure common in the hotel industry to discuss its return to common shareholders. Total shareholder return is defined as reinvested stock dividend income plus the percentage of stock price appreciation or minus the percentage of stock price reduction over the respective period. Total shareholder return is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based executive compensation.

Hotel Operating Statistics

The Company uses a measure common in the hotel industry to evaluate the operations of its hotel room revenue per available room, or RevPAR. RevPAR is the product of the average daily rate, or ADR, charged and the average daily occupancy achieved. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the Company's statement of operations, hotel operating statistics (i.e., RevPAR, ADR and average occupancy) are reported based on quarter end and year-to-date measures. This facilitates year-to-year comparisons of hotel results, as each reporting period will be comprised of the same number of days of operations as in the prior year.

GOP Margin, FFO, AFFO, FFO per share, AFFO per share, Adjusted EBITDA, CAD, CAD Payout Ratio, Capitalization Rate, Leverage Ratio, Total Shareholder Return and Hotel Operating Statistics presented, may not be comparable to the same or similarly titled measures calculated by other companies and may not be helpful to investors when comparing Equity Inns to other companies. This information should not be considered as an alternative to net income, income from operations, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for Adjusted EBITDA purposes) and other items have been and will be incurred and are not reflected in the Adjusted EBITDA, FFO and AFFO presentations. Equity Inns' statement of operations and cash flows include disclosure of its interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating the Company's performance, as well as the usefulness of its non-GAAP financial measures. Additionally, FFO, AFFO, FFO per share, AFFO per share, Adjusted EBITDA and CAD should not be considered as a measure of the Company's liquidity or indicative of funds available to fund its cash needs, including the Company's ability to make cash distributions. In addition, FFO per share, AFFO per share and CAD do not measure, and should not be used as measures of, amounts that accrue directly to shareholders' benefit.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company, which ranks as the third largest hotel REIT based on number of hotels, currently owns 132 hotels with 15,731 rooms located in 35 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

CONTACT:      Equity Inns, Inc.
           Howard Silver
           Mitch Collins, 901-754-7774
                                                       Or
                                   Integrated Corporate Relations, Inc.
                                   Brad Cohen, 203 682-8211

EQUITY INNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Investment in hotel properties, at cost	$1,453,299	$1,409,508
Accumulated depreciation	(333,627)	(318,189)
Investment in hotel properties, net	1,119,672	1,091,319
Cash and cash equivalents	11,209	7,484
Accounts receivable, net of doubtful accounts of $200 and $200, respectively	9,140	7,767
Interest rate swap	406	516
Notes receivable, net	1,892	1,896
Deferred expenses, net	14,490	13,286
Deposits and other assets, net	18,200	15,014

Total Assets	$1,175,009	$1,137,282

LIABILITIES AND SHAREHOLDERS’ EQUITY
Long-term debt	$678,654	$635,365
Accounts payable and accrued expenses	42,864	42,445
Distributions payable	16,045	14,855
Minority interests in Partnership	4,718	4,853

Total Liabilities	742,281	697,518

Commitments and Contingencies

Shareholders’ Equity:

Preferred Stock, $.01 par value, 10,000,000 shares authorized
Series B, 8.75%, $.01 par value, 3,450,000 and 3,450,000 shares issued and outstanding	83,524	83,524
Series C, 8.00%, $.01 par value, 2,400,000 and 2,400,000 shares issued and outstanding	57,862	57,862
Common stock, $.01 par value, 100,000,000 shares authorized, 55,042,369 and 54,735,137 shares issued and outstanding	550	547
Additional paid-in capital	575,505	574,238
Distributions in excess of net earnings	(285,119)	(276,923)
Unrealized gain on interest rate swap	406	516

Total Shareholders’ Equity	432,728	439,764

Total Liabilities and Shareholders’ Equity	$1,175,009	$1,137,282

EQUITY INNS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)
(unaudited)

	For the Three Months Ended March 31,
	2007	2006
Revenue:
Room revenue	$101,658	$88,735
Other hotel revenue	4,119	3,390
Total hotel revenue	105,777	92,125

Operating expenses:
Direct hotel expenses	56,244	49,888
Other hotel expenses	2,961	2,553
Depreciation	15,438	12,672
Property taxes, insurance and other	7,424	6,001
General and administrative expenses:
Non-cash stock-based compensation	944	1,002
Other general and administrative expenses	3,137	2,713
Loss on impairment of hotels	-	2,210
Total operating expenses	86,148	77,039

Operating income	19,629	15,086

Interest expense, net	10,881	9,813

Income (loss) from continuing operations before
minority interests and income taxes	8,748	5,273
Minority interest income (expense)	(92)	58
Deferred income tax benefit (expense)	-	-

Income (loss) from continuing operations	8,656	5,331

Discontinued operations:
Gain (loss) on sale of hotel properties	-	(17)
Loss on impairment of hotels held for sale	-	(6,690)
Income (loss) from operations of discontinued operations	(5)	547
Income (loss) from discontinued operations	(5)	(6,160)

Net income (loss)	8,651	(829)

Preferred stock dividends	(3,087)	(2,473)

Net income (loss) applicable to common shareholders	$5,564	$(3,302)

Net income (loss) per share data:
Basic and diluted income (loss) per share:
Continuing operations	$0.10	$0.05
Discontinued operations	0.00	(0.11)

Net income (loss) per common shares	$0.10	$(0.06)

Weighted average number of common shares outstanding, basic and diluted	55,014	54,309

EQUITY INNS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO FUNDS FROM OPERATIONS,
ADJUSTED FUNDS FROM OPERATIONS AND CASH AVAILABLE FOR DISTRIBUTION
(unaudited)

The following is a reconciliation of net income (loss) to FFO and AFFO, both applicable to common shareholders, and cash available for distribution and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):

	For the Three Months Ended March 31,
	2007	2006

Net income (loss) applicable to common shareholders	$5,564	$(3,302)

Add (subtract):
(Gain) loss on sale of hotel properties	-	17
Minority interests (income) expense	92	(58)
Depreciation	15,438	12,672
Depreciation from discontinued operations	-	541

Funds From Operations (FFO)	21,094	9,870

Loss on impairment of hotels	-	8,900

Adjusted Funds From Operations (AFFO)	21,094	18,770

Add:
Amortization of debt issuance costs	476	466
Amortization of non-cash stock-based compensation and deferred expenses	1,034	1,095

Allowance for capital reserves	(4,231)	(3,686)

Cash Available for Distribution	$18,373	$16,645

Weighted average number of diluted common shares and Partnership units outstanding	55,919	55,554

FFO per Share and Unit	$0.38	$0.18

AFFO per Share and Unit	$0.38	$0.34

Cash Available for Distribution per Share and Unit	$0.33	$0.30

EQUITY INNS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(unaudited)

The following is a reconciliation of net income (loss) applicable to common shareholders to Adjusted EBITDA and illustrates the difference in these measures of operating performance (in thousands):

	For the Three Months Ended March 31,
	2007	2006

Net income (loss) applicable to common shareholders	$5,564	$(3,302)

Add (subtract):
Preferred stock dividends	3,087	2,473
(Income) loss from discontinued operations	5	6,160
Minority interests (income) expense	92	(58)
Interest expense, net	10,881	9,813
Loss on impairment of hotels	-	2,210
Depreciation	15,438	12,672
Amortization of non-cash stock-based compensation and deferred expenses	1,034	1,085

Adjusted EBITDA	$36,101	$31,053

EQUITY INNS, INC.
2007 GUIDANCE RECONCILIATION
(unaudited)

The following is a reconciliation of the Company’s 2007 forecast of net income (loss) to FFO and AFFO, both applicable to common shareholders, and Adjusted EBITDA, and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):

	Three Months Ending June 30, 2007		Twelve Months Ending December 31, 2007
	Low End Range	High End Range	Low End Range	High End Range
FFO AND AFFO RECONCILIATION:

Net income (loss) applicable to common shareholders	$8,000	$9,000	$19,500	$23,000

Add (subtract):
(Gain) loss on sale of hotel properties	-	-	-	-
Minority interests (income) expense	135	150	325	380
Depreciation	16,000	16,000	64,000	64,000
Depreciation from discontinued operations	-	-	-	-

Funds From Operations (FFO)	24,135	25,150	83,825	87,380

Loss on impairment of hotels	-	-	-	-

Adjusted Funds From Operations (AFFO)	$24,135	$25,150	$83,825	$87,380

Weighted average number of diluted common shares and Partnership units outstanding	55,950	55,950	56,000	56,000

FFO per Share and Unit	$0.43	$0.45	$1.50	$1.56

AFFO per Share and Unit	$0.43	$0.45	$1.50	$1.56

ADJUSTED EBITDA RECONCILIATION:

Net income (loss) applicable to common shareholders	$8,000	$9,000	$19,500	$23,000

Add (subtract):
Preferred stock dividends	3,087	3,087	12,347	12,347
(Income) loss from discontinued operations	-	-	-	-
Minority interests (income) expense	135	150	325	380
Interest expense, net	10,900	11,300	47,000	48,000
Loss on impairment of hotels	-	-	-	-
Depreciation	16,000	16,000	64,000	64,000
Amortization of non-cash stock-based compensation and deferred expenses	1,000	1,000	4,000	4,000

Adjusted EBITDA	$39,122	$40,537	$147,172	$151,727

Equity Inns, Inc.
Hotel Performance
For the Three Months Ended March 31, 2007 and 2006
All Comparable (1)

			RevPAR (2)		Occupancy		ADR
	# of Rooms	# of Hotels	2007	Variance to 2006	2007	Variance to 2006	2007	Variance to 2006
Portfolio	15,731	132	$72.88	4.0%	69.5%	-1.5 pts.	$104.88	6.2%

Franchise
Hampton Inn	5,554	45	$67.62	7.0%	68.3%	0.6 pts.	$99.01	6.1%
AmeriSuites	2,291	18	$57.17	-2.4%	64.1%	-4.5 pts.	$89.19	4.3%
Residence Inn	2,208	22	$83.47	8.1%	73.8%	0.8 pts.	$113.10	6.9%
Courtyard	1,664	16	$82.62	0.6%	72.7%	-5.3 pts.	$113.68	7.9%
Homewood Suites	1,378	10	$88.24	1.9%	72.3%	-4.7 pts.	$122.04	8.5%
SpringHill Suites	694	7	$69.84	11.1%	73.3%	2.0 pts.	$95.29	8.1%
Hilton Garden Inn	489	4	$78.34	3.6%	69.8%	2.0 pts.	$112.25	0.7%
Holiday Inn	397	3	$46.21	13.5%	56.7%	-1.4 pts.	$81.44	16.3%
Hampton Inn & Suites	291	2	$117.90	-4.9%	80.4%	-4.7 pts.	$146.70	0.7%
Comfort Inn	281	2	$62.03	3.5%	63.1%	1.9 pts.	$98.32	0.3%
Embassy Suites	246	1	$108.97	-2.0%	73.8%	-5.5 pts.	$147.58	5.3%
Fairfield Inn & Suites	143	1	$54.72	1.0%	67.4%	-6.2 pts.	$81.24	10.2%
TownePlace Suites	95	1	$54.09	-12.0%	73.3%	-15.3 pts.	$73.76	6.3%

Region
East North Central	2,399	19	$57.71	5.0%	59.8%	-0.6 pts.	$96.47	6.2%
East South Central	2,229	21	$64.25	2.4%	68.0%	-3.9 pts.	$94.52	8.3%
Middle Atlantic	825	6	$62.02	19.8%	61.9%	8.0 pts.	$100.16	4.3%
Mountain	1,155	9	$77.14	6.9%	74.1%	-0.6 pts.	$104.09	7.8%
New England	809	7	$53.81	0.3%	59.0%	-3.5 pts.	$91.17	6.2%
Pacific	474	3	$95.93	8.5%	79.1%	2.1 pts.	$121.26	5.5%
South Atlantic	5,405	48	$86.66	0.6%	74.6%	-2.9 pts.	$116.16	4.5%
West North Central	830	7	$62.06	6.8%	65.4%	-0.9 pts.	$94.93	8.3%
West South Central	1,605	12	$72.52	9.7%	74.1%	-0.4 pts.	$97.93	10.3%

Type
Upper Upscale	246	1	$108.97	-2.0%	73.8%	-5.5 pts.	$147.58	5.3%
Upscale	8,724	77	$75.78	3.1%	70.5%	-2.5 pts.	$107.44	6.7%
Midscale without Food & Beverage	6,364	51	$69.16	5.4%	68.7%	0.0 pts.	$100.72	5.4%
Midscale with Food & Beverage	397	3	$46.21	13.5%	56.7%	-1.4 pts.	$81.44	16.3%

(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owned at period end.

(2) RevPAR is calculated by multiplying the Company’s average daily rate (ADR) by occupancy.